OFFICERS CERTIFICATE OF THE MASTER SERVICER
RE: ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, each a duly authorized representative of Irwin Union Bank and Trust, ("Master Servicer"), as Master Servicer pursuant to the Pooling and Servicing Agreement, dated January 31, 1999, by and among Bear Stearns Asset backed Securities, Inc., as Depositor, Irwin Union Bank and Trust as Master Servicer, Irwin Funding Corp., as Transferor, and Norwest Bank Minnesota, National Association as Trustee (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Pooling and Servicing Agreement") do hereby certify as follows:

A. Capitalized terms used in this Certificate have their respective meanings set forth in the Pooling and Servicing Agreement. References herein to certain Sections and subsections are references to the respective Sections and subsections of the Pooling and Servicing Agreement.

B. This Certificate is being delivered pursuant to Section 5.16 of the Pooling and Servicing Agreement.

C. The Master Servicer is the Master Servicer under the Pooling and Servicing Agreement.

D.         The undersigned are duly authorized  Servicing Officers of the Master
           Servicer.

E. A review of the activities of the Master Servicer during the 1999 fiscal year and of its performance under the Pooling and Servicing Agreement has been made under our supervision.

F. To the best of our knowledge, based on the above-mentioned review, the Master Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement and any applicable Supplements throughout the 1999 fiscal year.



IN WITNESS WHEREOF, the Master Servicer has caused this Certificate to be executed and delivered on its behalf by its duly authorized officers on this 23rd day of May 2000.

IRWIN UNION BANK AND TRUST

By:  Elena Delgado
     Senior Vice-President
     Home Equity Lending

By:  Edwin K. Corbin
     Senior Vice-President
     Business Development &
     Secondary Marketing